EXHIBIT 3.9

ARTICLES OF INCORPORATION

OF

PAOLI INC.

(As amended January 4, 2004)

    The undersigned, acting as incorporator of a Corporation under the Iowa Business Corporation Act, adopts the following Articles of Incorporation for the Corporation.

ARTICLE 1.

    Section 1.01.  Name.  The name of the Corporation is Paoli Inc.  (As amended 1/4/04.)

ARTICLE 2.
   Section 2.01.  Purposes and Powers.  The purposes for which the Corporation is organized include engaging in any or all lawful business. The Corporation shall have unlimited power to engage in and transact, and to do any lawful act concerning or incidental to, any or all such business.

ARTICLE 3.

    Section 3.01.  Authorized Shares.  The aggregate number of shares, which the Corporation shall have authority to issue is 100,000 shares, consisting of one class of common stock.  The shares so authorized shall consist of one class of common stock which shall have unlimited voting rights.  The holders of such shares shall be entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE 4.

    Section 4.01.  Registered Office and Agent.  The address of the registered office of the Corporation is 408 East Second Street, Muscatine, Muscatine County, Iowa. 52761, and the name of its registered agent at such address is Steven M. Bradford.  (As changed 7/21/08.)

ARTICLE 5.

    Section 5.01.  Number of Directors. The number of Directors shall be fixed by the By-laws. The By-laws may fix the number of Directors either by stating the number, or a maximum and minimum number, or by providing that the number of Directors shall be the number determined by the shareholders from time to time as provided in the By-laws.

    Section 5.02.  Removal of Directors.  At any meeting of shareholders, the shareholders may remove any or all Directors at will, with or without cause and with or without notice, by the vote required by these Articles of Incorporation.  The vacancy or vacancies in the Board of Directors caused by such removal may be filled as provided in the By-laws.

    Section 5.03.  Delegation; Indemnification.  Any or all duties and powers of the Board of Directors (including, without limitation, the duty and power to manage the business and affairs of the Corporation and all duties and powers imposed or conferred by the Iowa Business Corporation Act) may be delegated by the By-laws or by the Board of Directors to one or more officers, committees, or persons.  The By-laws may contain provisions for indemnification and advancement of expenses.

    Section 5.04.  Limitation of Directors' Personal Liability.  No Director shall be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a Director, and the Corporation may indemnify a Director as provided in the By-laws for any such liability to the Corporation or its shareholders or any liability to any person for such action or failure to take any action as a Director, except liability for any of the following:

    a.             The amount of a financial benefit received by a Director to which the Director is not entitled;

    b.             An intentional infliction of harm on the Corporation or the shareholders;

    c.             A violation of Section 490.833 of the Iowa Business Corporation Act; and

    d.             An intentional violation of criminal law.

Nothing in this Section 5.04 shall be construed to eliminate or limit the liability of a Director for an act or omission occurring prior to the date when this Section 5.04 became effective.  For purposes of this Section 5.04, the terms "Director" and "liability" shall have the meanings ascribed to such terms in the Iowa Business Corporation Act, as amended from time to time.

ARTICLE 6.

    Section 6.01.  Incorporator.  The Incorporator is:

    Name                                             Address
    James I. Johnson                        414 East Third Street
                          Muscatine, Iowa 52761

ARTICLE 7.

    Section 7.01.  Vote Required for Action.  The affirmative vote of the holders of a majority of the total outstanding shares entitled to vote shall be required and shall be sufficient to adopt any motion or resolution or take any action at any meeting of shareholders (including, without limitation, election or removal of Directors; any amendment to these Articles of Incorporation or the By-laws; any action with respect to which the Iowa Business Corporation Act requires the vote or concurrence of a greater or lesser proportion of the shares; and any matter which is submitted to a vote at a meeting of shareholders, whether or not such submission is required by law, by action of the Board of Directors, or by agreement).

However, the By-laws may provide that action may be taken on any or all procedural matters by the vote of a lesser proportion of the shares.

This Section shall not be construed to require that any matter or action be submitted to a vote of shareholders or be authorized by the shareholders, if such submission or authorization would not be required in the absence of this Section.

    Section 7.02.  Amendments to Articles of Incorporation.  The shareholders reserve the right from time to time to amend these Articles of Incorporation, by the vote required by these Articles of Incorporation and in the manner now or hereafter permitted by the Iowa Business Corporation Act or other applicable law, whether or not the amendment constitutes or results in a fundamental change in the purposes or structure of the Corporation or in the rights or privileges of shareholders or others or in any or all of the foregoing.  All rights and privileges of shareholders or other are subject to this reservation.

Any proposed amendment to these Articles of Incorporation may be modified or revised in any manner and to any extent by the shareholders at the meeting at which the proposed amendment to the Articles of Incorporation is submitted to the shareholders.  If the proposed amendment as modified or revised is adopted by the shareholders, it shall be effective even though the modification or revision is proposed at the meeting and was not included in the notice or summary of the proposed amendment.

Wherever used in these Articles of Incorporation with respect to the Articles of Incorporation, the word "amend," "amended," or "amendment" includes and applies to the amendment, alteration, or repeal of any or all provisions of the Articles of Incorporation or the adoption of new or restated Articles of Incorporation.

    Section 7.03.  By-laws; Shareholders' Power to Amend.  The power to amend the By-laws of the Corporation is reserved exclusively to the shareholders of the Corporation.  Subject to this reservation, the procedure to amend the By-laws shall be as provided in the By-laws. Wherever used in these Articles of Incorporation with respect to the By-laws, the word "amend," "amended," or "amendment" includes and applies to the amendment, alteration, or repeal of any or all provisions of the By-laws or the adoption of new By-laws.

Section 7.04.  Effect of Articles of Incorporation and By-laws.  Each shareholder, by the act of becoming or remaining a shareholder of the Corporation or acquiring additional shares of the Corporation, shall be deemed to have accepted and agreed to all provisions of these Articles of Incorporation and the By-laws, as amended from time to time.  These Articles of Incorporation and the By-laws shall constitute a contract among the shareholders and the Corporation, which may be amended as provided in these Articles of Incorporation and the By-laws.  All provisions of the By-laws of the Corporation shall have the same force and effect as if such provisions were included in full in these Articles of Incorporation.  No provision of the By-laws shall be construed as having any lesser force or effect by reason of being included in the By-laws rather than in the Articles of Incorporation.

Any shareholder, regardless of the period of time during which he or she has been a shareholder, shall have the right to examine the Articles of Incorporation and By-laws of the Corporation the Articles of Incorporation and By-laws of the Corporation in person or by agent or attorney at any reasonable time and to make extracts.  Upon written request of any shareholder, the Corporation shall mail a copy of the Articles of Incorporation and By-laws to him or her within a reasonable; time.